VERSAR

# NEWS RELEASE

FOR IMMEDIATE RELEASE September 25, 2017

## VERSAR, INC. ANNOUNCES AGREEMENT AND PLAN OF MERGER WITH KINGSWOOD CAPITAL MANAGEMENT AFFILIATES

**Offices**

**Headquarters**
Springfield, VA

**Inside the U.S.**
Aiea, HI
Atlanta, GA
Chandler, AZ
Charleston, SC
Columbia, MD
Denver, CO
Dulles, VA
El Paso, TX
Germantown, MD
Newport News, VA
Oceanside, CA
Richardson, TX
San Antonio, TX
South Easton, MA

**Outside the U.S.**
Abu Dhabi, UAE
Baghdad, Iraq
Clark, Philippines
Kabul, Afghanistan

**Springfield, VA – September 25, 2017** – Versar, Inc. (NYSE American: VSR) ("Versar") announced today it has entered into an Agreement and Plan of Merger with certain affiliates of Kingswood Capital Management (known collectively as "Kingswood"), which, if consummated, would result in the sale of the company. Following the proposed transaction, Versar would become a privately-held company under its current brand.

Kingswood has agreed to commence, no later than October 6, a cash tender offer to acquire all of the outstanding shares of common stock of Versar at a purchase price of $0.15 per share, without interest and subject to applicable withholding taxes. The offer will initially expire twenty five (25) business days following the commencement of the offer. The consummation of the offer is subject to conditions described in a Form 8-K and as more fully set forth in the Agreement and Plan of Merger, both of which were filed today with the Securities and Exchange Commission. The merger will be effected pursuant to Section 251(h) of the General Corporation Law of the State of Delaware, without a meeting or vote of shareholders of the Company.

The Agreement and Plan of Merger resulted from an extensive strategic process that has been overseen by the independent, non-management members of Versar's Board of Directors, with the assistance of various financial and legal advisors, as well as senior management. As part of this process, the Board considered several strategic options, including recapitalization as well as acquisition. During this entire process, Versar, or its advisors, reached out to nearly one hundred and fifty potential strategic and financial sources, requesting their participation in the process.

If the tender offer is consummated, the parties have agreed to a merger of Versar with a wholly-owned subsidiary of Kingswood pursuant to which any shares of Versar common stock not purchased in the tender offer will be acquired by Kingswood for cash of $0.15 a share. At the effective time of the merger, all shares of Versar common stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and the holders immediately prior to the effective time shall cease to have any rights with respect to their stock, except the right to receive the offer price (without interest and subject to applicable withholding taxes) upon surrender of the shares or certificates representing each share.

"We recognize the benefit and critical importance of expeditiously realizing this value for our shareholders during what remains a challenging time in the government contracting world and in our working relationship with our lender, Bank of America," said Paul J. Hoeper, Chairman of Versar's Board of Directors. Mr. Hoeper added that, "with the assistance of the Company's financial advisor, Canaccord Genuity, the Company conducted a thorough process and received a merger proposal from Kingswood. After extensive negotiations, careful due diligence and in-depth consultation with our financial and legal advisors, the Board has concluded that this transaction is in the best interests of our shareholders. In particular, the Board benefited from the insight provided by a fairness opinion prepared by a well-known firm in the industry."

Mr. Hoeper continued, stating that "we believe that Kingswood's financial strength will be critical to enabling the excellent professionals at a privately held Versar to continue the unsurpassed quality of work they do for our clients. We also believe that this transaction will enable the Company to return to growth and profitability."

Versar, Inc. plans to hold a conference call at 5:00 PM Eastern Time on Monday, September 25, 2017 to discuss the Company's operational performance and financial results for the fourth quarter and fiscal year ended June 30, 2017, which will be released after the market closes on September 25, 2017.

The dial in number for the U.S. and Canada is toll free, 866-682-6100. The international dial in number is 404-267-0373. Participants should call in a few minutes before 5:00 PM Eastern Time. For those unable to attend the conference call, a replay of the teleconference will be available until October 9, 2017 and may be accessed domestically by dialing 877-481-4010 and international callers may dial 919-882-2331. Callers must enter conference ID number 20093. Additionally, the replay will be available on Versar's Investor Relations website, http://www.versar.com/investorrelations/index.html.

***Forward-looking Statements***

This news release contains forward-looking information. Forward-looking statements may be significantly impacted by certain risks and uncertainties described herein and in Versar's Annual Report on Form 10-K filed with the Securities and Exchange Commission for the fiscal year ended July 1, 2016, as updated from time to time in the Company's periodic filings. The forward-looking statements are made as of the date hereof and Versar does not undertake to update its forward-looking statements.

***Additional Information and Where to Find It***

The tender offer described in this communication (the "Offer") has not yet commenced, and this communication is neither an offer to purchase nor a solicitation of an offer to sell any shares of the capital stock of Versar or any other securities. On the commencement date of the Offer, a tender offer statement on Schedule TO, including an offer to purchase, a letter of transmittal and related documents, will be filed with the United States Securities and Exchange Commission (the "SEC"). The offer to purchase shares of Versar stock will only be made pursuant to the offer to purchase, the letter of transmittal and related documents filed with such Schedule TO. The tender offer statement will be filed with the SEC by an affiliate of Kingswood and Versar is obligated to file a solicitation/recommendation statement with the SEC. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE TENDER OFFER STATEMENT AND THE SOLICITATION/RECOMMENDATION STATEMENT, AS THEY MAY BE AMENDED FROM TIME TO TIME, WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND THE PARTIES TO THE TRANSACTION. Investors and security holders may obtain a free copy of these statements (when available) and other documents filed with the SEC at the website maintained by the SEC at www.sec.gov or by directing such requests to the information agent for the tender offer, which will be named in the tender offer statement.

**VERSAR, INC.**, headquartered in Springfield, Virginia, is a publicly-traded global project management company providing sustainable value oriented solutions to government and commercial clients in the construction management, environmental services, and professional services market areas.

**VERSAR** operates the following website: www.versar.com.

Find out more about **VERSAR** at

https://twitter.com/VersarInc
https://www.facebook.com/VersarInc
http://www.linkedin.com/company/38251

| Contact: | Investor Relations | Robert Ferri |
|---|---|---|
| | (703) 642-6706 | Robert Ferri Partners |
| | InvestorRelations@Versar.com | (415) 575-1589 |
| | | robert.ferri@robertferri.com |